UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 10)

ALLIANCE HOLDINGS GP, L.P.

(Name of Issuer)

Common Units

(Title of Class of Securities)

01861G100

(CUSIP Number)

1717 South Boulder Avenue, Suite 400

Tulsa, Oklahoma 74119

(918) 295-7600

with a copy to:

R. Eberley Davis

Senior Vice President,

General Counsel and Secretary

of Alliance GP, LLC

(the general partner of Alliance Holdings GP, L.P.)

1717 South Boulder Avenue, Suite 400

Tulsa, Oklahoma 74119

(918) 295-7600

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

February 22, 2018

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1 (g), check the following box. ☐

Note: Schedules filed in paper format shall include a signed original and five copies of this schedule, including all exhibits. See Rule 13d-7 (b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Joseph W. Craft III

2	Check the Appropriate Box if a Member of a Group*
	(a):	☒
	(b):	☐

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 2,779,390 Common Units (1)

	8	Shared Voting Power 20,773,229 (2)

	9	Sole Dispositive Power 2,779,390 Common Units (1)

	10	Shared Dispositive Power 38,379,765 Common Units (2)(3)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 41,159,155 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 68.8%

14	Type of Reporting Person* IN

*                                         SEE INSTRUCTIONS

(1)                                 Comprised of (i) 2,463,449 Common Units held indirectly by Joseph W. Craft III (“Craft”) through the JWC III Rev Trust of which Craft is trustee; and (ii) 315,941 Common Units held by Alliance Management Holdings III, LLC (of which Craft is President and Director).

(2)                                 Craft shares voting and dispositive power with Kathleen S. Craft with respect to 20,641,168 Common Units held by Alliance Resource GP, LLC (of which Craft and Kathleen S. Craft indirectly own all of the outstanding membership interests and of which Craft is the President, Chief Executive Officer and sole Director). Additionally, Craft may be deemed to share dispositive and voting power with respect to 114,061 Common Units attributable to his spouse and 18,000 Common Units held by the Joseph W. Craft III Foundation, a charitable foundation of which Craft is co-trustee. The filing of this statement shall not be deemed an admission that Craft beneficially owns such shares.

(3)                                 Craft may be deemed to share dispositive power with the Non-Craft Controlled Reporting Persons (as defined in Item 2 of that certain Amendment No. 1 to Schedule 13D filed on March 8, 2007 (SEC File Number 005-81827; Film Number 07680565) (“Schedule 13D Amendment No. 1”)) with respect to an aggregate of 17,606,536 Common Units held by such Non-Craft Controlled Reporting Persons as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10). The filing of this statement shall not be deemed an admission that Craft beneficially owns such shares.

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons JWC III Rev Trust

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 2,463,449 Common Units (4)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 2,463,449 Common Units (4)

	10	Shared Dispositive Power -0-

11	Aggregate Amount Beneficially Owned by Each Reporting Person 2,463,449 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 4.1%

14	Type of Reporting Person* OO

*                                         SEE INSTRUCTIONS

(4)                                 Voting and dispositive power with respect to such Common Units is exercised by Joseph W. Craft III, as Trustee of the JWC III Rev Trust.

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Joseph W. Craft III Foundation

2	Check the Appropriate Box if a Member of a Group*
	(a):	☒
	(b):	☐

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Oklahoma

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power 18,000 Common Units (5)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 18,000 Common Units (5)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 18,000 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.03%

14	Type of Reporting Person* OO

*                                         SEE INSTRUCTIONS

(5)                                 Voting and dispositive power of the 18,000 Common Units held by the Joseph W. Craft III Foundation may be deemed to be shared with Joseph W. Craft III, a co-trustee of the foundation.

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Alliance Resource Holdings II, Inc.

2	Check the Appropriate Box if a Member of a Group*
	(a):	☒
	(b):	☐

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 20,641,168 Common Units (6)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 20,641,168 Common Units (6)

	10	Shared Dispositive Power -0-

11	Aggregate Amount Beneficially Owned by Each Reporting Person 20,641,168 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 34.5%

14	Type of Reporting Person* CO

*                                         SEE INSTRUCTIONS

(6)                                 Voting and dispositive power with respect to such Common Units is shared between Joseph W. Craft III and Kathleen S. Craft. Alliance Resource Holdings II, Inc., of which Joseph W. Craft III and Kathleen S. Craft each own a 50% interest, is the sole shareholder of Alliance Resource Holdings, Inc. Alliance Resource Holdings, Inc. is the sole member of Alliance Resource GP, LLC, the holder of the reported 20,641,168 Common Units.

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Alliance Resource Holdings, Inc.

2	Check the Appropriate Box if a Member of a Group*
	(a):	☒
	(b):	☐

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 20,641,168 Common Units (7)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 20,641,168 Common Units (7)

	10	Shared Dispositive Power -0-

11	Aggregate Amount Beneficially Owned by Each Reporting Person 20,641,168 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 34.5%

14	Type of Reporting Person* HC, CO

*                                         SEE INSTRUCTIONS

(7)                                 Voting and dispositive power with respect to such Common Units is shared between Joseph W. Craft III and Kathleen S. Craft. Alliance Resource Holdings II, Inc, of which Joseph W. Craft III and Kathleen S. Craft each own a 50% interest, is the sole shareholder of Alliance Resource Holdings, Inc. Alliance Resource Holdings, Inc. is the sole member of Alliance Resource GP, LLC, the holder of the reported 20,641,168 Common Units.

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Alliance Resource GP, LLC

2	Check the Appropriate Box if a Member of a Group*
	(a):	☒
	(b):	☐

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 20,641,168 Common Units (8)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 20,641,168 Common Units (8)

	10	Shared Dispositive Power -0-

11	Aggregate Amount Beneficially Owned by Each Reporting Person 20,641,168 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 34.5%

14	Type of Reporting Person* OO

*                                         SEE INSTRUCTIONS

(8)                                 Voting and dispositive power with respect to such Common Units is shared between Joseph W. Craft III and Kathleen S. Craft. Alliance Resource Holdings II, Inc, of which Joseph W. Craft III and Kathleen S. Craft each own a 50% interest, is the sole shareholder of Alliance Resource Holdings, Inc. Alliance Resource Holdings, Inc. is the sole member of Alliance Resource GP, LLC, the holder of the reported 20,641,168 Common Units.

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Alliance Management Holdings III, LLC

2	Check the Appropriate Box if a Member of a Group*
	(a):	☒
	(b):	☐

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 315,941 Common Units (9)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 315,941 Common Units (9)

	10	Shared Dispositive Power -0-

11	Aggregate Amount Beneficially Owned by Each Reporting Person 315,941 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.5%

14	Type of Reporting Person* OO

*                                         SEE INSTRUCTIONS

(9)                                 Voting and dispositive power with respect to such Common Units is exercised by Joseph W. Craft III, as sole director of Alliance Management Holdings III, LLC.

1

Name of Reporting Persons
S.S. or I.R.S. Identification Nos. of Above Persons
Elaine R. Guilfoyle (as (a) a Co-Trustee under (i) the Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006; (ii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006; (iii) the Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006; and (iv) the Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006) (collectively, the “Craft Children’s Irrevocable Trusts”); and (b) a Co-Trustee under (i) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006, (ii) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006, (iii) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006, and (iv) the Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006 (collectively, the “Craft Children’s GRATs”))

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power 5,725,467 Common Units (10)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 5,725,467 Common Units (10)(11)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 5,725,467 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 9.6%

14	Type of Reporting Person* IN

*	SEE INSTRUCTIONS

(10)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to (i) the aggregate of 1,921,888 Common Units held by the (4) four trusts identified as Craft Children’s Irrevocable Trusts in Row 1 of this cover page, and (ii) the aggregate of 3,803,579 Common Units held by the (4) four trusts identified as Craft Children’s GRATs in Row 1 of this cover page, is shared by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as co-trustees of all such trusts.

(11)

Dispositive power of (i) 1,863,032 Common Units held by the (4) four trusts identified as Craft Children’s Irrevocable Trusts in Row 1 of this cover page, and (ii) 3,686,235 Common Units held by the (4) four trusts identified as Craft Children’s GRATs in Row 1 of this cover page may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1

Name of Reporting Persons
S.S. or I.R.S. Identification Nos. of Above Persons

A. Wellford Tabor (as (a) a Co-Trustee under the Craft Children’s Irrevocable Trusts; and (b) a Co-Trustee under the Craft Children’s GRATs)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power 5,725,467 Common Units (12)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 5,725,467 Common Units (12)(13)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 5,725,467 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 9.6%

14	Type of Reporting Person* IN

*                                         SEE INSTRUCTIONS

(12)                          Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to (i) the aggregate of 1,921,888 Common Units held by the (4) four trusts identified as Craft Children’s Irrevocable Trusts, and (ii) the aggregate of 3,803,579 Common Units held by the (4) four trusts identified as Craft Children’s GRATs, is shared by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as co-trustees of all such trusts.

(13)                          Dispositive power of (i) 1,863,032 Common Units held by the (4) four trusts identified as Craft Children’s Irrevocable Trusts, and (ii) 3,686,235 Common Units held by the (4) four trusts identified as Craft Children’s GRATs may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 480,472 Common Units (14)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 14,714 Common Units (14)

	10	Shared Dispositive Power 465,758 Common Units (14)(15)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 480,472 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.8%

14	Type of Reporting Person* OO

*                                         SEE INSTRUCTIONS

(14)                          Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as Co-Trustees of the Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006.

(15)                          Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 480,472 Common Units (16)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 14,714 Common Units (16)

	10	Shared Dispositive Power 465,758 Common Units (16)(17)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 480,472 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.8%

14	Type of Reporting Person* OO

*                                         SEE INSTRUCTIONS

(16)                          Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as Co-Trustees of the Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006.

(17)                          Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 480,472 Common Units (18)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 14,714 Common Units (18)

	10	Shared Dispositive Power 465,758 Common Units (18)(19)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 480,472 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.8%

14	Type of Reporting Person* OO

*                                         SEE INSTRUCTIONS

(18)                          Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as Co-Trustees of the Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006.

(19)                          Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 480,472 Common Units (20)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 14,714 Common Units (20)

	10	Shared Dispositive Power 465,758 Common Units (20)(21)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 480,472 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.8%

14	Type of Reporting Person* OO

*                                         SEE INSTRUCTIONS

(20)                          Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as Co-Trustees of the Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006.

(21)                          Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 950,895 Common Units (22)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 29,336 Common Units (22)

	10	Shared Dispositive Power 921,559 Common Units (22)(23)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 950,895 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 1.6%

14	Type of Reporting Person* OO

*                                         SEE INSTRUCTIONS

(22)                          Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as Co-Trustees of the Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006.

(23)                          Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 950,895 Common Units (24)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 29,336 Common Units (24)

	10	Shared Dispositive Power 921,559 Common Units (24)(25)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 950,895 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 1.6%

14	Type of Reporting Person* OO

*                                         SEE INSTRUCTIONS

(24)                          Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as Co-Trustees of the Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006.

(25)                          Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 950,895 Common Units (26)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 29,336 Common Units (26)

	10	Shared Dispositive Power 921,559 Common Units (26)(27)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 950,895 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 1.6%

14	Type of Reporting Person* OO

*                                         SEE INSTRUCTIONS

(26)                          Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as Co-Trustees of the Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006.

(27)                          Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 950,894 Common Units (28)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 29,336 Common Units (28)

	10	Shared Dispositive Power 921,558 Common Units (28)(29)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 950,894 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 1.6%

14	Type of Reporting Person* OO

*                                         SEE INSTRUCTIONS

(28)                          Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as Co-Trustees of the Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006.

(29)                          Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Kathleen S. Craft (as Trustee of the Kathleen S. Craft Revocable Trust)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☒
	(b):	☐

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 1,998,250 Common Units (30)

	8	Shared Voting Power 20,641,168 Common Units (30)(31)

	9	Sole Dispositive Power 31,394 Common Units (30)

	10	Shared Dispositive Power 22,608,024 Common Units (30)(31)(32)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 22,639,418 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 37.8%

14	Type of Reporting Person* IN

*                                         SEE INSTRUCTIONS

(30)                          Voting and, other than as set forth in the two immediately following footnotes, dispositive power with respect to the Common Units held by the trust identified in Row 1 of this cover page is exercised by Kathleen S. Craft, as trustee of such trust.

(31)                          Kathleen S. Craft shares voting and dispositive power with Joseph W. Craft III with respect to 20,641,168 Common Units held by Alliance Resource GP, LLC (of which Kathleen S. Craft and Joseph W. Craft III indirectly own all of the outstanding membership interests).

(32)                          Dispositive power of 1,966,856 Common Units may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Kathleen S. Craft Revocable Trust

2	Check the Appropriate Box if a Member of a Group*
	(a):	☒
	(b):	☐

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 1,998,250 Common Units (33)

	8	Shared Voting Power 20,641,168 Common Units (33)(34)

	9	Sole Dispositive Power 31,394 Common Units (33)

	10	Shared Dispositive Power 22,608,024 Common Units (33)(34)(35)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 22,639,418 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 37.8%

14	Type of Reporting Person* OO

*                                         SEE INSTRUCTIONS

(33)                          Voting and, other than as set forth in the two immediately following footnotes, dispositive power with respect to the Common Units is exercised by Kathleen S. Craft, as Trustee under the Kathleen S. Craft Revocable Trust.

(34)                          Kathleen S. Craft shares voting and dispositive power with Joseph W. Craft III with respect to 20,641,168 Common Units held by Alliance Resource GP, LLC (of which Kathleen S. Craft and Joseph W. Craft III indirectly own all of the outstanding membership interests).

(35)                          Dispositive power of 1,966,856 Common Units may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1

Name of Reporting Persons
S.S. or I.R.S. Identification Nos. of Above Persons
Charles R. Wesley (as (a) the sole director of CNW GP, Inc. and as (b) Trustee under the Charles Wesley Revocable Trust U/A dated 3/28/2006)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 1,130,677 Common Units (36)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 43,290 (36)

	10	Shared Dispositive Power 1,087,387 Common Units (36)(37)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 1,130,677 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 1.9%

14	Type of Reporting Person* IN

*                             SEE INSTRUCTIONS

(36)              Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to (i) the aggregate of 430,000 Common Units is exercised by Charles R. Wesley, as the sole director of CNW GP, Inc., which is the general partner of Wesley Family LP, the holder of the reported 430,000 Common Units and (ii) the aggregate of 700,677 Common Units is exercised by Charles R. Wesley, as Trustee under the Charles Wesley Revocable Trust U/A dated 3/28/2006.

(37)              Dispositive power of 430,000 Common Units held by CNW GP, Inc. and 657,387 Common Units held by the Charles Wesley Revocable Trust U/A dated 3/28/2006 may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1

Name of Reporting Persons
S.S. or I.R.S. Identification Nos. of Above Persons
Nancy Wesley (as (a) Trustee under The Charles R. Wesley Family Trust Irrevocable Trust Agreement, dated March 28, 2006 and as (b) Trustee under the Nancy Wesley Revocable Trust U/A dated 03/28/2006).

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 813,733 Common Units (38)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 46,681 Common Units (38)

	10	Shared Dispositive Power 767,052 Common Units (38)(39)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 813,733 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 1.4%

14	Type of Reporting Person* IN

*                             SEE INSTRUCTIONS

(38)              Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to (i) the aggregate of 113,055 Common Units is exercised by Nancy Wesley, as sole trustee of the Charles R. Wesley Family Trust Irrevocable Trust Agreement and (ii) the aggregate of 700,678 Common Units is exercised by Nancy Wesley, as sole trustee of the Nancy Wesley Revocable Trust U/A dated 03/28/2006.

(39)              Dispositive power of 109,664 Common Units held by The Charles R. Wesley Family Trust Irrevocable Trust Agreement and 657,388 Common Units held by the Nancy Wesley Revocable Trust U/A dated 3/28/2006 may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1

Name of Reporting Persons
S.S. or I.R.S. Identification Nos. of Above Persons
Jeffrey J. Burns (as (a) Trustee under The Charles Wesley 2016 Retained Annuity Trust and as (b) Trustee under the Nancy Wesley 2016 Retained Annuity Trust).

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 968,090 Common Units (40)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 968,090 Common Units (41)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 968,090 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 1.6%

14	Type of Reporting Person* IN

*                             SEE INSTRUCTIONS

(40)              Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to (i) the aggregate of 484,045 Common Units is exercised by Jeffrey J. Burns, as Trustee of the Nancy Wesley 2016 Retained Annuity Trust and (ii) the aggregate of 484,045 Common Units is exercised by Jeffrey J. Burns, as Trustee of the Charles Wesley 2016 Retained Annuity Trust.

(41)              Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons The Charles R. Wesley Family Trust Irrevocable Trust Agreement, dated March 28, 2006

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 113,055 Common Units (42)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 3,391 Common Units (42)

	10	Shared Dispositive Power 109,664 Common Units (42)(43)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 113,055 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.2%

14	Type of Reporting Person* OO

*                             SEE INSTRUCTIONS

(42)              Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Nancy Wesley, as Trustee under The Charles R. Wesley Family Trust Irrevocable Trust Agreement, dated March 28, 2006.

(43)              Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons CNW GP, Inc.

2	Check the Appropriate Box if a Member of a Group*
	(a):	☒
	(b):	☐

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 430,000 Common Units (44)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 430,000 Common Units (44)(45)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 430,000 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.7%

14	Type of Reporting Person* CO

*                             SEE INSTRUCTIONS

(44)              Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Charles R. Wesley, as the sole director of CNW GP, Inc., which is the general partner of Wesley Family LP, the holder of the reported 430,000 Common Units.

(45)              Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Wesley Family LP

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 430,000 Common Units (46)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 430,000 Common Units (46)(47)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 430,000 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.7%

14	Type of Reporting Person* PN

*                             SEE INSTRUCTIONS

(46)              Voting, other than as set forth in the immediately following footnote, and dispositive power with respect to the Common Units is exercised by CNW GP, Inc., as the general partner of the Wesley Family LP.

(47)              Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Nancy Wesley Revocable Trust U/A dated 03/28/2006

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 700,678 Common Units (48)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 43,290 Common Units (48)

	10	Shared Dispositive Power 657,387 Common Units (48)(49)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 700,678 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 1.2%

14	Type of Reporting Person* OO

*                             SEE INSTRUCTIONS

(48)              Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Nancy Wesley, as Trustee under the Nancy Wesley Revocable Trust U/A dated 03/28/2006.

(49)              Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Charles Wesley Revocable Trust U/A dated 03/28/2006

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 700,677 Common Units (50)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 43,290 Common Units (50)

	10	Shared Dispositive Power 657,387 Common Units (50)(51)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 700,677 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 1.2%

14	Type of Reporting Person* OO

*                             SEE INSTRUCTIONS

(50)              Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Charles Wesley, as Trustee under the Charles Wesley Revocable Trust U/A dated 03/28/2006

(51)              Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Charles Wesley 2016 Retained Annuity Trust

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 484,045 Common Units (52)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 484,045 Common Units (52)(53)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 484,045 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.8%

14	Type of Reporting Person* OO

*                             SEE INSTRUCTIONS

(52)              Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Jeffrey J. Burns, as Trustee under the Charles Wesley 2016 Retained Annuity Trust.

(53)              Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Nancy Wesley 2016 Retained Annuity Trust

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 484,045 Common Units (54)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 484,045 Common Units (54)(55)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 484,045 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.8%

14	Type of Reporting Person* OO

*                             SEE INSTRUCTIONS

(54)              Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Jeffrey J. Burns, as Trustee under the Nancy Wesley 2016 Retained Annuity Trust.

(55)              Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1

Name of Reporting Persons
S.S. or I.R.S. Identification Nos. of Above Persons
Thomas M. Wynne (as (a) Trustee under the Thomas M. Wynne Revocable Trust; (b) Trustee under The Thomas M. Wynne Family Trust Irrevocable Trust Agreement, dated March 28, 2006; and (c) the sole director of TMMW GP, Inc.)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 684,525 Common Units (56)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 60,000 Common Units (56)

	10	Shared Dispositive Power 624,525 Common Units (56)(57)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 684,525 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 1.2%

14	Type of Reporting Person* IN

*	SEE INSTRUCTIONS

(56)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to (i) the aggregate of 447,047 Common Units held by the Thomas M. Wynne Revocable Trust is exercised by Thomas M. Wynne, as trustee of such trust, (ii) the aggregate of 67,478 Common Units held by The Thomas M. Wynne Family Trust Irrevocable Trust Agreement, dated March 28, 2006, is exercised by Thomas M. Wynne, as trustee of such trust, and (iii) the aggregate of 170,000 Common Units is exercised by Thomas M. Wynne, as the sole director of TMMW GP, Inc., which is the general partner of Wynne Family LP, the holder of the reported 170,000 Common Units.

(57)

Dispositive power of (i) 389,071 Common Units held by the Thomas M. Wynne Revocable Trust, (ii) 65,454 Common Units held by The Thomas M. Wynne Family Trust Irrevocable Trust Agreement, dated March 28, 2006, and (iii) 170,000 Common Units held by Wynne Family LP, may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Thomas M. Wynne Revocable Trust

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 447,047 Common Units (58)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 57,976 Common Units (58)

	10	Shared Dispositive Power 389,071 Common Units (58)(59)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 447,047 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.7%

14	Type of Reporting Person* OO

*                             SEE INSTRUCTIONS

(58)              Voting, other than as set forth in the immediately following footnote, and dispositive power with respect to the Common Units is exercised by Thomas M. Wynne, as Trustee under the Thomas M. Wynne Revocable Trust.

(59)              Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons The Thomas M. Wynne Family Trust Irrevocable Trust Agreement, dated March 28, 2006

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 67,478 Common Units (60)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 2,024 Common Units (60)

	10	Shared Dispositive Power 65,454 Common Units (60)(61)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 67,478 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person* OO

*                             SEE INSTRUCTIONS

(60)              Voting, other than as set forth in the immediately following footnote, and dispositive power with respect to the Common Units is exercised by Thomas M. Wynne, as Trustee under The Thomas M. Wynne Family Trust Irrevocable Trust Agreement, dated March 28, 2006.

(61)              Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Cindy Wynne

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 328,330 Common Units

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 60,000 Common Units

	10	Shared Dispositive Power 268,330 Common Units (62)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 328,330 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.5%

14	Type of Reporting Person* IN

*                             SEE INSTRUCTIONS

(62)              Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons TMMW GP, Inc.

2	Check the Appropriate Box if a Member of a Group*
	(a):	☒
	(b):	☐

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 170,000 Common Units (63)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 170,000 Common Units (63)(64)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 170,000 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person* CO

*                             SEE INSTRUCTIONS

(63)              Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Thomas M. Wynne, as the sole director of TMMW GP, Inc, which is the general partner of Wynne Family LP, the holder of the reported 170,000 Common Units.

(64)              Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Wynne Family LP

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 170,000 Common Units (65)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 170,000 Common Units (65)(66)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 170,000 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person* PN

*                             SEE INSTRUCTIONS

(65)              Voting, other than as set forth in the immediately following footnote, and dispositive power with respect to the Common Units is exercised by TMMW GP, Inc., as the general partner of the Wynne Family LP.

(66)              Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Thomas L. Pearson

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 3,301,291 Common Units

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 104,446 Common Units

	10	Shared Dispositive Power 3,196,845 Common Units (67)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 3,301,291 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 5.5%

14	Type of Reporting Person* IN

*                             SEE INSTRUCTIONS

(67)              Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Gary J. Rathburn (as a Co-Trustee under the Gary Rathburn Revocable Trust)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power 502,994 Common Units (68)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 502,994 Common Units (68)(69)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 502,994 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.8%

14	Type of Reporting Person* IN

*                             SEE INSTRUCTIONS

(68)              Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is shared by Anita Rathburn, as Co-Trustee of the Gary Rathburn Revocable Trust.

(69)              Dispositive power of 442,994 Common Units may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Anita Rathburn (as a Co-Trustee under the Gary Rathburn Revocable Trust)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power 502,994 Common Units (70)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 502,994 Common Units (70)(71)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 502,994 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.8%

14	Type of Reporting Person* IN

*                             SEE INSTRUCTIONS

(70)              Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is shared by Gary J. Rathburn, as Co-Trustee of the Gary Rathburn Revocable Trust.

(71)              Dispositive power of 442,994 Common Units may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Gary Rathburn Revocable Trust

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 502,994 Common Units (72)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 60,000 Common Units (72)

	10	Shared Dispositive Power 442,994 Common Units (72)(73)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 502,994 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.8%

14	Type of Reporting Person* OO

*                             SEE INSTRUCTIONS

(72)              Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Gary J. Rathburn and Anita Rathburn, as Co-Trustees of the Gary Rathburn Revocable Trust.

(73)              Dispositive power of 442,994 Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1

Name of Reporting Persons
S.S. or I.R.S. Identification Nos. of Above Persons

Gwendolyn S. Whitfill (as (a) Trustee under the Emma R Whitfill Irrev Trust-2012 u/a dtd 12/01/2012; (b) Trustee under the Mason J Whitfill Irrev Trust-2012 u/a dtd 12/01/2012; (c) Trustee under the Gwendolyn S. Whitfill Trust and (d) Co-Trustee under the Rathburn Grandchildren’s Irrevocable Trust)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 110,000 Common Units (74)

	8	Shared Voting Power 50,000 Common Units (74)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 160,000 Common Units (74)(75)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 160,000 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person* IN

*                             SEE INSTRUCTIONS

(74)              Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to (i) the aggregate of 50,000 Common Units held by the Emma R Whitfill Irrev Trust-2012 u/a dtd 12/01/2012 is exercised by Gwendolyn S. Whitfill, as trustee of such trust, (ii) the aggregate of 50,000 Common Units held by the Mason J Whitfill Irrev Trust-2012 u/a dtd 12/01/2012 is exercised by Gwendolyn S. Whitfill, as trustee of such trust, (iii) the aggregate of 10,000 Common Units held by the Gwendolyn S. Whitfill Trust is exercised by Gwendolyn S. Whitfill, as trustee of such trust and (iv) the aggregate of 50,000 Common Units held by the Rathburn Grandchildren’s Irrevocable Trust is exercised by Gwendolyn S. Whitfill and Christi A. Williams, as Co-Trustees of such trust.

(75)              Dispositive power of the Common Units may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1

Name of Reporting Persons
S.S. or I.R.S. Identification Nos. of Above Persons

Christi A. Williams (as (a) Trustee under the Tristan L Boyd Irrev Trust-2012 u/a dtd 12/01/2012; (b) Trustee under the Christi A. Williams Trust (c) Trustee under the Grace A. Williams Irrev Trust-2012 u/a dtd 12/01/2012 and (d) Co-Trustee under the Rathburn Grandchildren’s Irrevocable Trust)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 110,000 Common Units (76)

	8	Shared Voting Power 50,000 Common Units (76)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 160,000 Common Units (76)(77)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 160,000 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person* IN

*                             SEE INSTRUCTIONS

(76)              Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to (i) the aggregate of 50,000 Common Units held by the Tristan L Boyd Irrev Trust-2012 u/a dtd 12/01/2012 is exercised by Christi A. Williams, as trustee of such trust, (ii) the aggregate of 10,000 Common Units held by the Christi A. Williams Trust is exercised by Christi A. Williams, as trustee of such trust; (iii) the aggregate of 50,000 Common Units held by the Grace A. Williams Irrev Trust-2012 u/a dtd 12/01/2012 is exercised by Christi A. Williams, as trustee of such trust and (iv) the aggregate of 50,000 Common Units held by the Rathburn Grandchildren’s Irrevocable Trust is exercised by Christi A. Williams and Gwendolyn S. Whitfill, as Co-Trustees of such trust.

(77)              Dispositive power of the Common Units may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Rathburn Grandchildren’s Irrevocable Trust

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 50,000 Common Units (78)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 50,000 Common Units (79)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 50,000 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.9%

14	Type of Reporting Person* IN

*                             SEE INSTRUCTIONS

(78)              Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Gwendolyn S. Whitfill, and Christi A. Williams, as Co-Trustees of the Rathburn Grandchildren’s Irrevocable Trust.

(79)              Dispositive power of the Common Units may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Emma R Whitfill Irrev Trust-2012 u/a dtd 12/01/2012

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 50,000 Common Units (80)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 50,000 Common Units (80)(81)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 50,000 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person* OO

*                             SEE INSTRUCTIONS

(80)              Voting, other than as set forth in the immediately following footnote, and dispositive power with respect to the Common Units is exercised by Gwendolyn S. Whitfill, as Trustee under the Emma R Whitfill Irrev Trust-2012 u/a dtd 12/01/2012.

(81)              Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Mason J Whitfill Irrev Trust-2012 u/a dtd 12/01/2012

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 50,000 Common Units (82)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 50,000 Common Units (82)(83)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 50,000 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person* OO

*                             SEE INSTRUCTIONS

(82)              Voting, other than as set forth in the immediately following footnote, and dispositive power with respect to the Common Units is exercised by Gwendolyn S. Whitfill, as Trustee under the Mason J Whitfill Irrev Trust-2012 u/a dtd 12/01/2012.

(83)              Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Tristan L Boyd Irrev Trust-2012 u/a dtd 12/01/2012

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 50,000 Common Units (84)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 50,000 Common Units (84)(85)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 50,000 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person* OO

*                             SEE INSTRUCTIONS

(84)              Voting, other than as set forth in the immediately following footnote, and dispositive power with respect to the Common Units is exercised by Christi A. Williams, as Trustee under the Tristan L Boyd Irrev Trust-2012 u/a dtd 12/01/2012.

(85)              Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Gwendolyn S. Whitfill Trust

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 10,000 Common Units (86)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 10,000 Common Units (86)(87)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 10,000 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.02%

14	Type of Reporting Person* OO

*                             SEE INSTRUCTIONS

(86)              Voting, other than as set forth in the immediately following footnote, and dispositive power with respect to the Common Units is exercised by Gwendolyn S. Whitfill, as Trustee under the Gwendolyn S. Whitfill Trust.

(87)              Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Christi A. Williams Trust

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 10,000 Common Units (88)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 10,000 Common Units (88)(89)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 10,000 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.02%

14	Type of Reporting Person* OO

*                             SEE INSTRUCTIONS

(88)              Voting, other than as set forth in the immediately following footnote, and dispositive power with respect to the Common Units is exercised by Christi A. Williams, as Trustee under the Christi A. Williams Trust.

(89)              Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Grace A. Williams Irrev Trust-2012 u/a dtd 12/01/2012

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 50,000 Common Units (90)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 50,000 Common Units (90)(91)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 50,000 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person* OO

*                             SEE INSTRUCTIONS

(90)              Voting, other than as set forth in the immediately following footnote, and dispositive power with respect to the Common Units is exercised by Christi A. Williams, as Trustee under the Grace A. Williams Irrev Trust-2012 u/a dtd 12/01/2012.

(91)              Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Arlo DeKraai (as (a) Trustee under the Gary J. Rathburn GRAT; and (b) Trustee under the Anita L. Rathburn GRAT)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 779,370 Common Units (92)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 779,370 Common Units (92)(93)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 779,370 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 1.3%

14	Type of Reporting Person* IN

*                             SEE INSTRUCTIONS

(92)              Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to (i) the aggregate of 352,356 Common Units held by the Gary J. Rathburn GRAT, and (ii) the aggregate of 427,014 Common Units held by the Anita L. Rathburn GRAT is exercised by Arlo DeKraai, as trustee of such trusts.

(93)              Dispositive power of (i) 352,356 Common Units held by the Gary J. Rathburn GRAT, and (iv) 427,014 Common Units held by the Anita L. Rathburn GRAT may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Gary J. Rathburn GRAT

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 352,356 Common Units (94)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 352,356 Common Units (94)(95)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 352,356 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.6%

14	Type of Reporting Person* OO

*          SEE INSTRUCTIONS

(94)     Voting, other than as set forth in the immediately following footnote, and dispositive power with respect to the Common Units is exercised by Arlo DeKraai, as Trustee under the Gary J. Rathburn GRAT.

(95)     Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Anita L. Rathburn GRAT

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 427,014 Common Units (96)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 427,014 Common Units (96)(97)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 427,014 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.7%

14	Type of Reporting Person* OO

*          SEE INSTRUCTIONS

(96)     Voting, other than as set forth in the immediately following footnote, and dispositive power with respect to the Common Units is exercised by Arlo DeKraai, as Trustee under the Anita L. Rathburn GRAT.

(97)     Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1

Name of Reporting Persons
S.S. or I.R.S. Identification Nos. of Above Persons

Cary P. Marshall ((a) individually; (b) as a Co-Trustee under the Cary P. Marshall Revocable Trust; and (c) as a member of Marshall Children LLC)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 55,925 Common Units

	8	Shared Voting Power 823,909 Common Units (98)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 879,834 Common Units (98)(99)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 879,834 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 1.5%

14	Type of Reporting Person* IN

*          SEE INSTRUCTIONS

(98)     Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to (i) the aggregate of 760,909 Common Units held by the Cary P. Marshall Revocable Trust is shared by Cary P. Marshall, as Co-Trustee of the Cary P. Marshall Revocable Trust, and (ii) the aggregate of 63,000 Common Units held by Marshall Children LLC (of which Cindy Marshall and Cary P. Marshall each hold a 50% membership interest) is shared by Cary P. Marshall.

(99)     Dispositive power of (i) 55,925 Common Units held by Cary P. Marshall individually, (ii) 700,909 Common Units held by the Cary P. Marshall Revocable Trust, and (iii) 63,000 Common Units held by Marshall Children LLC may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Cindy Marshall (as (a) a Co-Trustee under the Cary P. Marshall Revocable Trust; and (b) member of Marshall Children LLC)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power 823,909 Common Units (100)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 823,909 Common Units (100)(101)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 823,909 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 1.4%

14	Type of Reporting Person* IN

*          SEE INSTRUCTIONS

(100)  Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to (i) the aggregate of 760,909 Common Units held by the Cary P. Marshall Revocable Trust is shared by Cary P. Marshall, as Co-Trustee of the Cary P. Marshall Revocable Trust, and (ii) the aggregate of 63,000 Common Units held by Marshall Children LLC (of which Cindy Marshall and Cary P. Marshall each hold a 50% membership interest) is shared by Cary P. Marshall.

(101)  Dispositive power of (i) 700,909 Common Units held by the Cary P. Marshall Revocable Trust, and (ii) 63,000 Common Units held by Marshall Children LLC may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Cary P. Marshall Revocable Trust

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 760,909 Common Units (102)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 60,000 Common Units (102)

	10	Shared Dispositive Power 700,909 Common Units (102)(103)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 760,909 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 1.3%

14	Type of Reporting Person* OO

*          SEE INSTRUCTIONS

(102)  Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Cary P. Marshall and Cindy Marshall, as Co-Trustees of the Cary P. Marshall Revocable Trust.

(103)  Dispositive power of 700,909 Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Marshall Children LLC

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Oklahoma

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power 63,000 Common Units (104)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 63,000 Common Units (104)(105)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 63,000 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person* OO

*                             SEE INSTRUCTIONS

(104)       Voting and, other than as set forth in the immediately following footnote, dispositive power may be deemed to be shared with Cary P. Marshall and Cindy Marshall, both of whom own a 50% membership interest in Marshall Children LLC.

(105)       Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1

Name of Reporting Persons
S.S. or I.R.S. Identification Nos. of Above Persons

David A. Gilbert (as (a) Trustee under the David Allen Gilbert Living Trust; and (b) a Co-Trustee under the Pearson Family Trust)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 501,043 Common Units (106)

	8	Shared Voting Power 87,942 Common Units (106)

	9	Sole Dispositive Power 60,000 Common Units (106)

	10	Shared Dispositive Power 528,985 Common Units (106)(107)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 588,985 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 1.0%

14	Type of Reporting Person* IN

*                             SEE INSTRUCTIONS

(106)  Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to (i) the aggregate of 501,043 Common Units held by the David Allen Gilbert Living Trust is exercised by David A. Gilbert, as trustee of the David Allen Gilbert Living Trust, and (ii) the aggregate of 87,942 Common Units held by the Pearson Family Trust is shared by Dale G. Wilkerson, David A. Gilbert and Timothy R. Pearson, as co-trustees of the Pearson Family Trust.

(107)  Dispositive power of (i) 441,043 Common Units held by the David Allen Gilbert Living Trust, and (iv) 85,160 Common Units held by the Pearson Family Trust may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons David Allen Gilbert Living Trust

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 501,043 Common Units (108)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 60,000 Common Units (108)

	10	Shared Dispositive Power 441,043 Common Units (108)(109)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 501,043 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.8%

14	Type of Reporting Person* OO

*                             SEE INSTRUCTIONS

(108)       Voting, other than as set forth in the immediately following footnote, and dispositive power with respect to the Common Units is exercised by David A. Gilbert, as Trustee under the David Allen Gilbert Living Trust.

(109)       Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1

Name of Reporting Persons
S.S. or I.R.S. Identification Nos. of Above Persons

Dale G. Wilkerson (individually, and as (a) a Co-Trustee under the Craft Children’s Irrevocable Trusts; (b) a Co-Trustee under the Craft Children’s GRATs; and (c) a Co-Trustee under the Pearson Family Trust)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 269,741 Common Units

	8	Shared Voting Power 5,813,409 Common Units (110)

	9	Sole Dispositive Power 60,000 Common Units

	10	Shared Dispositive Power 6,023,150 Common Units (110)(111)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 6,083,150 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 10.2%

14	Type of Reporting Person* IN

*	SEE INSTRUCTIONS

(110)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to (i) the aggregate of 1,921,888 Common Units held by the (4) four trusts identified as Craft Children’s Irrevocable Trusts, and (ii) the aggregate of 3,803,579 Common Units held by the (4) four trusts identified as Craft Children’s GRATs, is shared by Elaine R. Guilfoyle, A. Wellford Tabor and Dale G. Wilkerson, as co-trustees of all such trusts. Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the aggregate of 87,942 Common Units held by the Pearson Family Trust is shared by Dale G. Wilkerson, David A. Gilbert and Timothy R. Pearson, as co-trustees of the Pearson Family Trust.

(111)

Dispositive power of (i) 209,741 Common Units held by Dale G. Wilkerson individually, (ii) 1,863,032 Common Units held by the (4) four trusts identified as Craft Children’s Irrevocable Trusts, (iii) 3,686,235 Common Units held by the (4) four trusts identified as Craft Children’s GRATs, and (iv) 85,160 Common Units held by the Pearson Family Trust may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Timothy R. Pearson (as a Co-Trustee under the Pearson Family Trust)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power -0-

	8	Shared Voting Power 87,942 Common Units (112)

	9	Sole Dispositive Power -0-

	10	Shared Dispositive Power 87,942 Common Units (112)(113)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 87,942 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person* IN

*                             SEE INSTRUCTIONS

(112)       Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is shared by Dale G. Wilkerson, David A. Gilbert and Timothy R. Pearson, as co-trustees of the Pearson Family Trust.

(113)       Dispositive power of 85,160 Common Units may also be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Pearson Family Trust

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 87,942 Common Units (114)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 2,782 Common Units (114)

	10	Shared Dispositive Power 85,160 Common Units (114)(115)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 87,942 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person* OO

*                             SEE INSTRUCTIONS

(114)       Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Dale G. Wilkerson, David A. Gilbert and Timothy R. Pearson, as co-trustees of the Pearson Family Trust.

(115)       Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Bret A. Hardwick (individually, and as Trustee under the Brett Allen Hardwick Revocable Trust dated June 9, 2006)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 149,901 Common Units (116)(117)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 60,000 Common Units (117)

	10	Shared Dispositive Power 89,901 Common Units (118)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 149,901 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.3%

14	Type of Reporting Person* IN

*	SEE INSTRUCTIONS

(116)

Comprised of (i) 25,000 Common Units held directly by Bret A. Hardwick; and (ii) 124,901 Common Units held indirectly by Bret A. Hardwick through the Bret Allen Hardwick Revocable Trust of which Hardwick is trustee.

(117)

Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the aggregate of 124,901 Common Units held by the Bret Allen Hardwick Revocable Trust is exercised by Bret A. Hardwick, as trustee of the Bret Allen Hardwick Revocable Trust.

(118)

Dispositive power of 89,901 Common Units held by Bret A. Hardwick as trustee under the Bret Allen Hardwick Revocable Trust may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Bret Allen Hardwick Revocable Trust

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 124,901 Common Units (119)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 35,000 Common Units (119)

	10	Shared Dispositive Power 89,901 Common Units (120)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 124,901 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.2%

14	Type of Reporting Person* OO

*                             SEE INSTRUCTIONS

(119)       Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the aggregate of 124,901 Common Units held by the Bret Allen Hardwick Revocable Trust is exercised by Bret A. Hardwick, as trustee of the Bret Allen Hardwick Revocable Trust.

(120)       Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Alan K. Boswell (as Trustee under the Alan Kent Boswell Trust)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 52,238 Common Units (121)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 35,000 Common Units (121)

	10	Shared Dispositive Power 17,283 Common Units (121)(122)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 52,238 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person* IN

*                             SEE INSTRUCTIONS

(121)       Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units held by the trust identified in Row 1 of this cover page is exercised by Alan K. Boswell, as trustee of such trust.

(122)       Dispositive power of 17,283 Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons The Alan Kent Boswell Trust

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Kentucky

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 52,238 Common Units (123)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 35,000 Common Units (123)

	10	Shared Dispositive Power 17,238 Common Units (123)(124)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 52,238 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person* OO

*                             SEE INSTRUCTIONS

(123) Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Alan K. Boswell, as Trustee under the Alan Kent Boswell Trust.

(124)       Dispositive power of 17,238 Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons Linda K. Boswell (as Trustee under the Linda Knight Boswell Trust)

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization USA

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 47,903 Common Units (125)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 25,000 Common Units (125)

	10	Shared Dispositive Power 22,903 Common Units (125)(126)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 47,903 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person* IN

*                             SEE INSTRUCTIONS

(125)       Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units held by the trust identified in Row 1 of this cover page is exercised by Linda K. Boswell, as trustee of such trust.

(126)       Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

1	Name of Reporting Persons S.S. or I.R.S. Identification Nos. of Above Persons The Linda Knight Boswell Trust

2	Check the Appropriate Box if a Member of a Group*
	(a):	☐
	(b):	☒

3	SEC Use Only

4	Source of Funds* OO

5	Check Box if Disclosure of Legal Proceedings Is Required Pursuant to Item 2(d) or 2(e) ☐

6	Citizenship or Place of Organization Kentucky

Number of Shares Beneficially Owned by Each Reporting Person With	7	Sole Voting Power 47,903 Common Units (127)

	8	Shared Voting Power -0-

	9	Sole Dispositive Power 25,000 Common Units (127)

	10	Shared Dispositive Power 22,903 Common Units (127)(128)

11	Aggregate Amount Beneficially Owned by Each Reporting Person 47,903 Common Units

12	Check Box if the Aggregate Amount in Row (11) Excludes Certain Shares* ☐

13	Percent of Class Represented by Amount in Row (11) 0.1%

14	Type of Reporting Person* OO

*                             SEE INSTRUCTIONS

(127)       Voting and, other than as set forth in the immediately following footnote, dispositive power with respect to the Common Units is exercised by Linda K. Boswell, as Trustee under the Linda Knight Boswell Trust.

(128)       Dispositive power of the Common Units may be deemed to be shared with Joseph W. Craft III as a result of the Craft Drag-Along (as defined in Item 6 of Schedule 13D Amendment No. 1 and supplemented by subsequent amendments, including this Schedule 13D Amendment No. 10).

EXPLANATORY NOTE: This Amendment No. 10 to Schedule 13D (this “Schedule 13D Amendment No. 10”) is filed to amend that certain Statement on Schedule 13D (SEC File No. 005-81827; Film No. 06863947)(the “Original Schedule 13D”), as amended by that certain Amendment No. 1 to Schedule 13D filed on March 8, 2007 (SEC File Number 005-81827; Film Number 07680565)(“Schedule 13D Amendment No. 1”), and as further amended by that certain Amendment No. 2 to Schedule 13D filed on August 14, 2008 (SEC File Number 005-81827; Film Number 081016647)(“Schedule 13D Amendment No. 2”), and as further amended by that certain Amendment No. 3 to Schedule 13D filed on December 22, 2008 (SEC File Number 005-81827; Film Number 081263096)(“Schedule 13D Amendment No. 3”), and as further amended by that certain Amendment No. 4 to Schedule 13D filed on April 18, 2011 (SEC File Number 005-81827; Film Number 11765147)(“Schedule 13D Amendment No. 4”), and as further amended by that certain Amendment No. 5 to Schedule 13D filed on December 1, 2011 (SEC File Number 005-81827; Film Number 111237228)(“Schedule 13D Amendment No. 5”), and as further amended by that certain Amendment No. 6 to Schedule 13D filed on May 16, 2013 (SEC File Number 005-81827; Film Number 13850832)(“Schedule 13D Amendment No. 6”), and as further amended by that certain Amendment No. 7 to Schedule 13D filed on September 3, 2014 (SEC File Number 005-81827; Film Number 141080119)(“Schedule 13D Amendment No. 7”), and as further amended by that certain Amendment No. 8 to Schedule 13D as filed on December 4, 2014 (SEC File Number 005-81827; Film Number 141266003)(“Schedule 13D Amendment No. 8”), and as further amended by that certain Amendment No. 9 to Schedule 13D as field on April 6, 2016 (SEC File Number 005-81827; Film Number 161556689) (“Schedule 13D Amendment No. 9” and with the Original Schedule 13D, as amended by Schedule 13D Amendment No. 1, Schedule 13D Amendment No. 2, Schedule 13D Amendment No. 3, Schedule 13D Amendment No. 4, Schedule 13D Amendment No. 5, Schedule 13D Amendment No. 6, Schedule 13D Amendment No. 7, Schedule 13D Amendment No. 8 and Schedule 13D Amendment No. 9, the “Amended Schedule 13D”). Capitalized terms herein which are not otherwise defined herein shall have the meanings ascribed to such terms in Schedule 13D Amendment No. 1. The Amended Schedule 13D shall not be modified except as specifically provided herein.

Item 4.                                 Purpose of the Transaction.

Item 4 is hereby amended and supplemented by adding the following:

Simplification Agreement

On February 22, 2018, Alliance Holdings GP, L.P., a Delaware limited partnership (“AHGP”), entered into a Simplification Agreement (the “Simplification Agreement”), by and among AHGP, Alliance GP, LLC, a Delaware limited liability company and the general partner of AHGP (“AGP”), certain subsidiaries of AHGP and AGP, Alliance Resource Partners, L.P., a Delaware limited partnership (“ARLP”), Alliance Resource Management GP, LLC, a Delaware limited liability company and the general partner of ARLP (“MGP”), and Alliance Resource GP, LLC, a Delaware limited liability company (“SGP”), pursuant to which, among other things, through a series of transactions (the “Simplification Transactions”), (i) AHGP would become a wholly owned subsidiary of ARLP and (ii) all of the ARLP common units held by AHGP and its subsidiaries (the “Exchange Units”) would be distributed to the unitholders of AHGP in exchange for their AHGP common units.  The Simplification Transactions are structured such that each AHGP unitholder will hold directly after the transactions the same economic share of ARLP and its subsidiaries that it held indirectly through AHGP before the transactions.

The Simplification Transactions also contemplate that (i) New AHGP GP, LLC, a wholly owned subsidiary of AHGP, would become a wholly owned subsidiary of ARLP and the new general partner of AHGP, (ii) MGP would become a wholly owned subsidiary of AGP and continue to be the general partner of ARLP and (iii) ARLP would issue to SGP a number of ARLP common units calculated pursuant to the Simplification Agreement on an economically equivalent basis in exchange for a 1.0001% general partner interest in Alliance Resource Operating Partners, L.P., a Delaware limited partnership (“AROP”), and a 0.001% managing membership interest in Alliance Coal, LLC, a Delaware limited liability company (“Alliance Coal”).

The Simplification Transactions will be effected in part through a merger, whereby Wildcat GP Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of AGP (“Merger Sub”), will merge with and into AHGP, the separate existence of Merger Sub will cease and AHGP will survive and continue to exist as a Delaware limited partnership (the “Merger”).  By virtue of the Merger, each AHGP common unit that is issued and outstanding immediately prior to the effective time (the “Effective Time”) will be canceled and converted into the right to receive a portion of the Exchange Units (the “AHGP Unitholder Consideration”). As part of the Merger, all of the limited liability company interests in Merger Sub outstanding immediately prior to the Effective Time will be converted into and become limited partner interests in AHGP and will be held momentarily by SGP. All AHGP deferred phantom units that are outstanding immediately prior to the Effective Time will be paid in full and deemed to have been converted into AHGP common units and will have a right to receive a portion of the AHGP Unitholder Consideration on the same economically equivalent basis as other AHGP unitholders as described below.

Immediately following the consummation of the Merger, (i) SGP will contribute all of the limited partner interests in AHGP to ARLP in exchange for a number of ARLP common units calculated pursuant to the Simplification Agreement, and ARLP will be admitted as the sole limited partner of AHGP, and (ii) AGP will contribute all of the limited liability company interests of New AHGP GP, which will become the new general partner of AHGP, to ARLP, and ARLP will be admitted as the sole member of New AHGP GP.  The number of ARLP common units to be issued to SGP upon the closing of the Simplification Transactions will be based on the actual dollar amount distributed to MGP in respect of its 1.0001% general partner interest in AROP and the per unit amount actually distributed by ARLP with respect to the ARLP common units, in each case in connection with ARLP’s last quarterly distribution of available cash prior to the closing of the Simplification Transactions.  Based on the amount distributed to MGP in respect of its 1.0001% general partner interest in AROP and the ARLP distribution of $0.51 per ARLP common unit, in each case, with respect to the fourth quarter 2017, ARLP would issue approximately 1,320,377 ARLP common units to SGP upon the closing of the Simplification Transactions.

In connection with the Merger, the AHGP Unitholder Consideration will be distributed so that each AHGP common unit issued and outstanding at the Effective Time (other than AHGP common units held by SGP) will be converted into the right to receive a number of Exchange Units equal to an “Exchange Ratio” calculated pursuant to the Simplification Agreement.  The Exchange Ratio will be based on the actual number of ARLP common units to be issued to SGP plus the Exchange Units and the actual number of outstanding AHGP common units at the Effective Time.  Based on the number of outstanding AHGP common units as of the date hereof (including AHGP deferred phantom units), the number of Exchange Units and the assumption that ARLP would issue approximately 1,320,377 ARLP common units to SGP upon the closing of the Simplification Transactions, the Exchange Ratio would be approximately 1.478. The remainder of the Exchange Units will be distributed to SGP on an economically equivalent basis.

The Simplification Agreement also contemplates the amendment of the partnership agreement or limited liability company agreement of AROP, Alliance Coal, MGP, AHGP and New AHGP GP (collectively, the “Amendments”) as necessary to effect the Simplification Transactions. The Amendments will become effective in connection with the consummation of the Simplification Transactions.

The completion of the Merger and the other Simplification Transactions is conditioned upon, among other things: (1) the approval of the Simplification Agreement by the affirmative vote or consent of holders of a majority of the outstanding AHGP common units; (2) all filings, consents, approvals, permits and authorizations required to be made or obtained prior to the Effective Time in connection with the Simplification Transactions have been made or obtained; (3) the absence of legal injunctions, laws or other impediments prohibiting the Simplification Transactions; (4) the effectiveness of a registration statement on Form S-4 (the “Registration Statement”) with respect to the distribution of the Exchange Units in the Merger; (5) the accuracy of the representations and warranties of the parties as of the date of the Simplification Agreement and/or as of the closing of the Merger (subject to certain exceptions and materiality qualifiers); and (6) the approval of the listing of the ARLP common units to be issued to SGP on the NASDAQ, subject to official notice of issuance.

Upon consummation of the Merger, AHGP Common Units would cease to trade on NASDAQ and cease to be registered under the Securities Exchange Act of 1934, as amended.

The foregoing description of the Simplification Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, a copy of which is filed as Exhibit 2.1 to AHGP’s Current Report on Form 8-K filed on February 23, 2018 and is incorporated by reference herein.

Support Agreement

On February 22, 2018, concurrently with the execution of the Simplification Agreement, AHGP and certain holders of AHGP common units (collectively, the “Unitholders”), including but not limited to, SGP and Joseph W.

Craft III, President, Chief Executive Officer and Chairman of AHGP and President, Chief Executive Officer and Director of ARLP, entered into a Support Agreement (the “Support Agreement”), pursuant to which, subject to the terms and conditions therein, the Unitholders have agreed to deliver a written consent (the “Written Consent”) covering a majority of the total AHGP common units issued and outstanding, approving the Simplification Agreement. The Support Agreement obligates the Unitholders to deliver the Written Consent to AHGP within two business days after the Registration Statement becomes effective under the Securities Act of 1933, as amended (the “Securities Act”).

The Support Agreement also generally prohibits the Unitholders from transferring the Covered Units. The Support Agreement terminates upon the earliest to occur of the Effective Time, the termination of the Simplification Agreement, and the written agreement of the parties to the Support Agreement to terminate the Support Agreement.

The foregoing description of the Support Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of such agreement, a copy of which is filed as Exhibit 10.1 to AHGP’s Current Report on Form 8-K filed on February 23, 2018 and is incorporated by reference herein.

Except as set forth in this Schedule 13D Amendment No. 10, no Reporting Person has any present plan or proposal which would relate to or result in any of the matters set forth in subparagraphs (a) — (j) of Item 4 of Schedule 13D. The Reporting Persons reserve the right to increase or decrease their respective positions in ARLP through, among other things, the purchase or sale of securities of ARLP on the open market or in private transactions or otherwise, including the exercise of warrants or options, on such terms and at such times as the Reporting Persons may deem advisable. The Reporting Persons reserve the right to change their intention with respect to any and all maters referred to in this Item 4.

Item 5.                                 Interest in Securities of the Issuer.

Paragraphs (a) and (b) of Item 5 are hereby amended and restated as follows:

(a)   The aggregate number and percentage of AHGP common units beneficially owned by each Reporting Person is set forth on rows 11 and 13, respectively, of the cover page of this Statement on Schedule 13D prepared for such Reporting Person, and such information is incorporated herein by reference. The aggregate number and percentage of AHGP common units beneficially owned by each Reporting Person is calculated based on 59,863,000 AHGP common units outstanding, which are the number of AHGP common units outstanding based on the Issuer’s Annual Report on Form 10-K filed on February 23, 2018 with the SEC.

(b)   The number of AHGP common units as to which there is sole power to vote or to direct the vote, sole power to dispose or direct the disposition, or shared power to dispose or direct the disposition for the Reporting Persons is set forth on the cover pages of this Statement on Schedule 13D, and such information is incorporated herein by reference.

Item 6.                                 Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 is hereby amended and supplemented by adding the following:

The information provided or incorporated by reference in Item 4 above is hereby incorporated by reference into this Item 6.

Item 7.                                 Material to be Filed as Exhibits.

Item 7 is hereby amended and supplemented as follows:

Exhibit G:

Simplification Agreement, dated as of February 22, 2018, by and among Alliance Holdings GP, L.P., Alliance GP, LLC, Wildcat GP Merger Sub, LLC, MGP II, LLC, ARM GP Holdings, Inc., New AHGP GP, LLC, Alliance Resource Partners, L.P., Alliance Resource Management GP, LLC and Alliance Resource GP, LLC; filed as Exhibit 2.1 to the Current Report on Form 8-K (File No. 000-51952; Film No. 18634674); incorporated herein by reference.

Exhibit H:

Support Agreement, dated as of February 22, 2018, by and among Alliance Holdings GP, L.P. and the unitholders named therein; filed as Exhibit 10.1 to the Current Report on Form 8-K (File No. 000-51952; Film No. 18634674); incorporated herein by reference.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: March 14, 2018

/s/ Joseph W. Craft III by Megan Cordle pursuant to Power of Attorney dated 4/10/13
Joseph W. Craft III

/s/ Joseph W. Craft III by Megan Cordle pursuant to Power of Attorney dated 4/10/13
Joseph W. Craft III, as Trustee under the JWC III Rev Trust

JOSEPH W. CRAFT III FOUNDATION

By:	/s/ Megan Cordle pursuant to Power of Attorney dated 2/14/07
Name:	Megan Cordle
Title:	Attorney-in-Fact

ALLIANCE RESOURCE HOLDINGS, INC.

By:	/s/ Megan Cordle pursuant to Power of Attorney dated 3/5/07
Name:	Megan Cordle
Title:	Attorney-in-Fact

ALLIANCE RESOURCE HOLDINGS II, INC.

By:	/s/ Megan Cordle pursuant to Power of Attorney dated 3/5/07
Name:	Megan Cordle
Title:	Attorney-in-Fact

ALLIANCE RESOURCE GP, LLC

By:	/s/ Megan Cordle pursuant to Power of Attorney dated 5/8/06
Name:	Megan Cordle
Title:	Attorney-in-Fact

ALLIANCE MANAGEMENT HOLDINGS III, LLC

By:	/s/ Megan Cordle pursuant to Power of Attorney dated 4/10/13
Name:	Megan Cordle
Title:	Attorney-in-Fact

/s/ Elaine R. Guilfoyle by Megan Cordle pursuant to Powers of Attorney dated 8/8/08 and 12/11/08
Elaine R. Guilfoyle, individually, and as Co-Trustee under:
(i)	the Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006;
(ii)	the Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006;
(iii)	the Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006;
(iv)	the Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006;
(v)	the Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006;
(vi)	the Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006;
(vii)	the Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006; and
(viii)	the Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006

/s/ Dale G. Wilkerson by Megan Cordle pursuant to Powers of Attorney dated 2/1/07 and 5/15/13
Dale G. Wilkerson, individually, and as Co-Trustee under:
(i)	the Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006;
(ii)	the Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006;
(iii)	the Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006;
(iv)	the Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006;
(v)	the Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006;
(vi)	the Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006;
(vii)	the Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006;
(viii)	the Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006; and
(ix)	the Pearson Family Trust

/s/ A. Wellford Tabor by Mindy Kerber pursuant to Power of Attorney dated 2/1/07
A. Wellford Tabor, as Co-Trustee under:
(i)	the Joseph W. Craft III 2006 Irrevocable Trust FBO Joseph W. Craft IV dated February 27, 2006;
(ii)	the Joseph W. Craft III 2006 Irrevocable Trust FBO Caroline B. Fiddes dated February 27, 2006;
(iii)	the Joseph W. Craft III 2006 Irrevocable Trust FBO Ryan E. Craft dated February 27, 2006;
(iv)	the Joseph W. Craft III 2006 Irrevocable Trust FBO Kyle O. Craft dated February 27, 2006;
(v)	the Joseph W. Craft III Grantor Retained Annuity Trust FBO Joseph W. Craft IV U/A Dated February 27, 2006;
(vi)	the Joseph W. Craft III Grantor Retained Annuity Trust FBO Caroline B. Fiddes U/A Dated February 27, 2006;
(vii)	the Joseph W. Craft III Grantor Retained Annuity Trust FBO Ryan E. Craft U/A Dated February 27, 2006; and
(viii)	the Joseph W. Craft III Grantor Retained Annuity Trust FBO Kyle O. Craft U/A Dated February 27, 2006

/s/ Kathleen S. Craft by Mindy Kerber pursuant to Power of Attorney dated 11/11/11
Kathleen S. Craft, individually, and as Trustee under the Kathleen S. Craft Revocable Trust

/s/ Charles R. Wesley by Megan Cordle pursuant to Powers of Attorney dated 4/11/13, 5/7/13 and 3/24/16
Charles R. Wesley, as the sole director of CNW GP, Inc. and as Trustee under the Charles Wesley Revocable Trust U/A dated 3/28/2006

/s/ Nancy Wesley by Megan Cordle pursuant to Power of Attorney dated 2/5/07 and 3/24/16
Nancy Wesley, as Trustee under The Charles R. Wesley Family Trust Irrevocable Trust Agreement, dated March 28, 2006 and as Trustee under the Nancy Wesley Revocable Trust U/A dated 3/28/2006

/s/ Jeffrey J. Burns by Jeff Fawcett pursuant to Power of Attorney dated 3/5/18
Jeffrey J. Burns, as Trustee under the Nancy Wesley 2016 Retained Annuity Trust and as Trustee under the Charles Wesley 2016 Retained Annuity Trust

/s/ Thomas M. Wynne by Megan Cordle pursuant to Powers of Attorney dated 2/2/07 and 4/11/13
Thomas M. Wynne, as Trustee under the Thomas M. Wynne Revocable Trust

/s/ Thomas M. Wynne by Mindy Kerber pursuant to Powers of Attorney dated 5/6/13 and 8/27/14
Thomas M. Wynne, as the sole director of TMMW GP, Inc.

/s/ Thomas M. Wynne by Megan Cordle pursuant to Powers of Attorney dated 4/17/11
Thomas M. Wynne, as Trustee under The Thomas M. Wynne Family Irrevocable Trust Agreement, dated March 28, 2006

/s/ Cindy Wynne by Megan Cordle pursuant to Powers of Attorney dated 2/2/07
Cindy Wynne

/s/ Thomas L. Pearson by Megan Cordle pursuant to Power of Attorney dated 2/22/07
Thomas L. Pearson

/s/ Gary J. Rathburn by Mindy Kerber pursuant to Power of Attorney dated 5/8/13
Gary J. Rathburn, as a Co-Trustee under the Gary Rathburn Revocable Trust

/s/ Anita Rathburn by Mindy Kerber pursuant to Power of Attorney dated 5/8/13
Anita Rathburn, as a Co-Trustee under the Gary Rathburn Revocable Trust

Marshall Children, LLC

By:	/s/ Mindy Kerber pursuant to Power of Attorney dated 5/8/13
Name:	Mindy Kerber
Title:	Attorney-in-Fact

/s/ Cary P. Marshall by Megan Cordle pursuant to Power of Attorney dated 4/12/13
Cary P. Marshall

/s/ Cary P. Marshall by Mindy Kerber pursuant to Power of Attorney dated 5/8/13
Cary P. Marshall, as a Co-Trustee under the Cary P. Marshall Revocable Trust and as a member of Marshall Children LLC

/s/ Cindy Marshall by Mindy Kerber pursuant to Power of Attorney dated 5/8/13
Cindy Marshall, as a Co-Trustee under the Cary P. Marshall Revocable Trust and a member of Marshall Children LLC

/s/ David A. Gilbert by Mindy Kerber pursuant to Powers of Attorney dated 5/3/13 and 5/15/13
David A. Gilbert, as Trustee under the David Allen Gilbert Living Trust and a Co-Trustee under the Pearson Family Trust

/s/ Bret A. Hardwick by Megan Cordle pursuant to Power of Attorney dated 2/1/07 and 3/2/16
Bret A. Hardwick, individually and as Trustee under the Bret Allen Hardwick Revocable Trust

/s/ Alan K. Boswell by Megan Cordle pursuant to Powers of Attorney dated 2/9/07
Alan K. Boswell, individually, and as Trustee under the Alan Kent Boswell Trust

/s/ Linda K. Boswell by Megan Cordle pursuant to Powers of Attorney dated 2/9/07
Linda K. Boswell, individually, and as Trustee under the Linda Knight Boswell Trust

/s/ Timothy R. Pearson by Mindy Kerber pursuant to Power of Attorney dated 5/6/13
Timothy R. Pearson, as a Co-Trustee under the Pearson Family Trust

/s/ Arlo DeKraai by Mindy Kerber pursuant to Powers of Attorney dated 5/8/13
Arlo DeKraai, as Trustee under the Gary J. Rathburn GRAT and Trustee under the Anita L. Rathburn GRAT

/s/ Gwendolyn S. Whitfill by Mindy Kerber pursuant to Powers of Attorney dated 5/8/13, 8/27/14 and 3/8/18

Gwendolyn S. Whitfill, as Trustee under the Emma R Whitfill Irrev Trust-2012 u/a dtd 12/01/2012, Trustee under the Mason J Whitfill Irrev Trust-2012 u/a dtd 12/01/2012, Trustee under the Gwendolyn S. Whitfill Trust and Co-Trustee under the Rathburn Grandchildren’s Irrevocable Trust

/s/ Christi A. Williams by Mindy Kerber pursuant to Powers of Attorney dated 5/9/13, 8/27/14 and 3/8/18
Christi A. Williams, as Trustee under the Tristan L Boyd Irrev Trust-2012 u/a dtd 12/01/2012, Trustee under the Christi A. Williams Trust, Trustee under the Grace A. Williams Irrev

Trust-2012 u/a dtd 12/01/2012 and Co-Trustee under the Rathburn Grandchildren’s Irrevocable Trust

CNW GP, Inc.

By:	/s/ Mindy Kerber pursuant to Power of Attorney dated 5/7/13
Name:	Mindy Kerber
Title:	Attorney-in-Fact

Wesley Family LP

By:	CNW GP, Inc., its general partner

By:	/s/ Mindy Kerber pursuant to Power of Attorney dated 5/7/13
Name:	Mindy Kerber
Title:	Attorney-in-Fact

TMMW GP, Inc.

By:	/s/ Mindy Kerber pursuant to Power of Attorney dated 5/6/13
Name:	Mindy Kerber
Title:	Attorney-in-Fact

Wynne Family LP

By:	TMMW GP, Inc., its general partner

By:	/s/ Mindy Kerber pursuant to Power of Attorney dated 5/6/13
Name:	Mindy Kerber
Title:	Attorney-in-Fact

EXHIBIT INDEX

Exhibit G:

Simplification Agreement, dated as of February 22, 2018, by and among Alliance Holdings GP, L.P., Alliance GP, LLC, Wildcat GP Merger Sub, LLC, MGP II, LLC, ARM GP Holdings, Inc., New AHGP GP, LLC, Alliance Resource Partners, L.P., Alliance Resource Management GP, LLC and Alliance Resource GP, LLC; filed as Exhibit 2.1 to the Current Report on Form 8-K (File No. 000-51952; Film No. 18634674); incorporated herein by reference.

Exhibit H:

Support Agreement, dated as of February 22, 2018, by and among Alliance Holdings GP, L.P. and the unitholders named therein; filed as Exhibit 10.1 to the Current Report on Form 8-K (File No. 000-51952; Film No. 18634674); incorporated herein by reference.